EXHIBIT 4.12

                              SECURED DEMAND NOTE

                              HTM HOLDINGS, INC.

     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION UNDER THE ACT IS NOT REQUIRED.


US $636,080.12                                                  Denver, Colorado
                                                                    July 3, 2000


     FOR VALUE RECEIVED, the undersigned HTM Holdings, Inc., a Delaware corporation (the "Company"), hereby promises to pay to each of the payees set forth on Schedule 1 hereto or its registered assigns (each, a "Payee"), on demand at any time made by the Payees holding more than 50% of the aggregate principal amount then outstanding hereunder, the principal sum set forth opposite the name of such Payee on Schedule 1 hereto, together with interest of
(i) a lump sum of 3% of such principal amount accruing on the date hereof and
(ii) simple interest from the date hereof on such principal amount at a rate of 13.75% per annum, in lawful money of the United States of America in immediately available funds.

     Any and all payments by the Company under this Note shall be made free and clear of and without deduction for any and all present or future Taxes. If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable hereunder) each Payee shall receive an amount equal to the sum it would have received had no such deductions been made,
(ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, the Company shall furnish to each Payee the original or certified copy of a receipt evidencing payment thereof. The Company shall indemnify and, within ten (10) days of demand therefor, pay each Payee for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable hereunder) paid by such Payee, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

     Payment of this Note by the Company to each Payee is secured pursuant to the Security Agreement of even date herewith between the Company, SMTC de Chihuahua S.A. de C.V., a Mexican corporation, and each Payee.


can investors Mex Secured Note
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     The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

     Terms defined in the Note Purchase Agreement of even date herewith between the Company and the Payees and not otherwise defined herein are used herein with the meanings so defined.

     This Note shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts without giving effect to principles of conflicts of laws.


                              HTM HOLDINGS, INC.


                              By: /s/ Paul Walker
                                 ------------------------
                                 Name: Paul Walker
                                 Title: President


can investors Mex Secured Note

                                  Schedule 1
                                  ----------


Payee                                                Principal Amount
-----                                                ----------------
Kilmer Electronic Group Limited                      US $636,080.12



can investors Mex Secured Note